UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Zevra Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Zevra Therapeutics: All Employee Email

All,

Earlier today, we filed our preliminary proxy statement, which relates to matters to be voted upon by stockholders at our 2025 annual meeting of stockholders, including the re-election of Tamara Favorito and Wendy Dixon, Ph.D. to our Board. This document disclosed that one of our stockholders, Daniel J. Mangless, has proposed alternative director nominees: Travis C. Mickle, Ph.D. and Arthur C. Regan.

Public companies like Zevra are subject to high levels of scrutiny at times, which can lead to situations like this. Please know that the Board and management team have engaged with Mr. Mangless and are well advised in managing this situation.

So, what does this mean for you?

While the filing of our preliminary proxy statement makes Mr. Mangless’s nominations public and therefore may attract additional public attention, it is business as usual for all of us. We need to focus on our day-to-day responsibilities as we remain committed to making life-changing therapeutics available to patients suffering from rare disease with high unmet needs.

It is also important that we speak with one voice and refrain from speculating on this news. Consistent with our company policy, in the event you are contacted by a member of the media, investment community, or any other party, we ask that you simply respond that you are not authorized to comment on the matter, and immediately share their name and contact information with Nichol, LaDuane, Rahsaan or Neil.

Similarly, at this time, employees should refrain from personal social media activity related to the Company, including its investigational or commercial products and any engagements associated with Zevra.

Finally, we ask that you do not let this become a distraction to you or your teams. We have made tremendous progress over the last two years and we have strong momentum as we deliver on our strategy.

If you have any questions about the news today, please contact your direct supervisor, or Nichol, LaDuane, Rahsaan or Neil, and we will do our best to get you answers.

Thank you for your commitment to Zevra and the patients we serve.

Sincerely,

NFM

Additional Information and Where to Find It

Zevra Therapeutics, Inc. (the “Company” or “Zevra”) intends to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) THAT WILL BE FILED BY ZEVRA, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY ZEVRA WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Zevra free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.

Participants in the Solicitation

Zevra, its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Zevra. Information about Zevra’s executive officers and directors is available under the heading “Information about our Executive Officers and Directors” in Part I of Zevra’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 12, 2025 and under the headings “Proposal 1: Election of Directors,” “Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation,” and “Director Compensation” in Zevra’s definitive proxy statement on Schedule 14A for its annual meeting of stockholders held in 2024, which was filed with the SEC on April  3, 2024. Changes in the holdings of our directors and executive officers of Zevra securities that were reported in such definitive proxy statement are reflected in the following Forms 3 and Forms 4 filed with the SEC by the persons and on the dates noted: a Form 3 filed with the SEC by Rahsaan W. Thompson (June  25, 2024), a Form 3 filed by Adrian W. Quartel (March  27, 2025), and the following Forms 4: Thomas Anderson (May  15, 2024), Alvin Shih (May  15, 2024), Corey M. Watton (May  15, 2024), Douglas W. Calder (May  15, 2024), Tamara A. Favorito (May  15, 2024), Wendy L. Dixon (May  15, 2024), John B. Bode (May  15, 2024), Rahsaan W. Thompson (June  25, 2024), John B. Bode (July  15, 2024), Thomas Anderson (July  16, 2024), R. LaDuane Clifton (July  17, 2024), Corey M. Watton (October  16, 2024), Neil F. McFarlane (February  3, 2025), R. LaDuane Clifton (February  3, 2025), Joshua Schafer (February  3, 2025), Rahsaan W. Thompson (February  3, 2025), Neil F. McFarlane (February  10, 2025), Neil F. McFarlane (February  14, 2025), R. LaDuane Clifton (February  14, 2025), Joshua Schafer (February  14, 2025), John B. Bode (March  21, 2025), and Adrian W. Quartel (March 27, 2025).These documents are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.